UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 10, 2006

NATIONAL WESTERN LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

COLORADO	84-0467208
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

2-17039
(Commission File Number)

850 EAST ANDERSON LANE, AUSTIN, TEXAS	78752-1602
(Address of Principal Executive Offices)	(Zip code)

(512) 836-1010
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 17, 2006, National Western Life Insurance Company's ("Company") Board of Directors authorized management to prepare, devise and implement a limited stock buy-back program relating to the Company's 1995 Stock Option and Incentive Plan ("Plan"). The existing Plan allows Company employees and directors holding options to purchase Company shares at a pre-determined exercise price ("Option Holders") the choice of either holding shares acquired through exercising options, selling the acquired shares in the open market, or requesting a cashless exercise of all or part of the options exercised. A cashless exercise simultaneously executes the exercise of the options and the sale of acquired shares in the open market with the net proceeds payable to the Option Holder.

Effective March 10, 2006, the Company adopted and implemented a limited stock buy-back program associated with the Plan which provides Option Holders the additional alternative of selling shares acquired through the exercise of options directly back to the Company in order to minimize dilution to the existing shareholders. Option Holders may elect to sell such acquired shares back to the Company at any time within ninety (90) days after the exercise of options at the prevailing market price as of the date of notice of election.

The buy-back program did not alter the terms and conditions of the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL WESTERN LIFE INSURANCE COMPANY

Date: March 14, 2006	/S/Brian M. Pribyl

Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer and Treasurer